Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)

Federated Hermes, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class B Common Stock, no par value per share	Other	5,000,000	$56.74	$283,700,000.00	0.01381%	$39,178.97
	Total Offering Amounts					$283,700,000.00		$39,178.97
	Total Fee Offsets							$0.00
	Net Fee Due							$39,178.97
Offering Note
(1)Note (1)(a): Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers such additional and indeterminate number of shares of the Registrant's Class B common stock as may become issuable under the Federated Hermes, Inc. Stock Incentive Plan upon any future stock splits, stock dividends or similar adjustments with respect to the Registrant’s Class B common stock.
Note 1(b): Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices of the Registrant's Class B common stock as reported by the New York Stock Exchange on April 29, 2026.